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                                                                    EXHIBIT 99.1

NEWS RELEASE

                              [VISTEON LETTERHEAD]


VISTEON ENDS DISCUSSION OF GLASS VENTURE WITH PILKINGTON

DEARBORN, Mich., Nov. 3, 2000 - Visteon Corporation (NYSE: VC) and Pilkington plc have announced that they have amicably ended discussions that would have resulted in the sale of Visteon's glass segment to Pilkington.

"We are very disappointed that we could not come to an agreement regarding this venture," said Visteon Chairman and CEO Peter J. Pestillo. "We remain committed to developing an acceptable business solution for our glass operations. The UAW understands Visteon's business equation and has agreed to work with us on finding the best alternative that will protect our customers, our overall business, and our employees."

Pilkington plc and Visteon signed a letter of intent in June to explore forming a new glass company. As the two companies progressed through the extensive due diligence process, a number of factors contributed to ending the negotiations.

As a result, Visteon and Pilkington have agreed to withdraw from these discussions effective immediately, as they were unable to reach an acceptable definitive agreement. Visteon remains committed to continuing to supply the highest quality products and best possible service to its automotive and architectural customers, as

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NEWS RELEASE



the corporation determines the best business solution for its glass operations.

Under terms of the agreement, Pilkington would have assumed majority ownership and management control of Visteon's Glass business, including its four float furnaces based at plants in Tulsa, Okla., Nashville, Tenn., plus vehicle glass fabricating plants based in Tulsa, Nashville, and Juarez, Mexico.

Visteon Corporation is a leading full-service supplier that delivers consumer-driven technology solutions to automotive manufacturers worldwide and through multiple channels within the global automotive aftermarket. Visteon has a global delivery system of more than 130 technical, manufacturing, sales, and service facilities located in 23 countries. It has 81,000 employees working in three business segments: Dynamics and Energy Conversion; Comfort, Communication and Safety; and Glass.

This press release contains forward-looking statements made pursuant to the Private Securities Litigation Reform Act of 1995. Words such as "estimated" and "potentially" signify forward-looking statements. Forward-looking statements are not guarantees of future results and conditions but rather are subject to various risks and uncertainties, some of which are and will be identified as "Risk Factors" in Visteon's SEC filings. See "Risk Factors" section of Visteon's prospectus dated June 13, 2000 as filed with the SEC on June 14, 2000. Should any risks and uncertainties develop into actual events, these developments could have material adverse effects on Visteon's business, financial condition and results of operations.

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      Visteon news releases, photographs and product specification details are available at www.visteon.com




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